EXHIBIT 10.26

The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, exchanged or transferred in any manner in the absence of such registration or an opinion of counsel reasonably acceptable to the Company that no such registration is required.

WARRANT CERTIFICATE
GABRIEL TECHNOLOGIES CORPORATION
INCORPORATED UNDER THE LAWS OF
THE STATE OF DELAWARE

 1.1 Basic Terms. This certifies that, for value receive I, the registered owner set forth below, or its registered assigns ("Registered Owner") is entitled, subject to the termsand conditions of this Warrant (this "Warrant”), the Expiration Date set forth below, to purchase 200,000 shares of the Common Stock, par value $0.001 (the "Common Stock"), of Gabriel Technologies Corporation, a Delaware corporation (the "Company"., from the Company at the Purchase Price shown below, on delivery of 'this Warrant to the Company with an exercise form, asprovided by the Company (an "Exercise Form"), duly executed ar d payment of the Purchase Price (in cash or by certified or bank cashier's check payable to the order of the Company) for each Warrant Share purchased. The term "Warrant Shares," as used herein, refers to the shares of Common Stock purchasable hereunder.

Registered Owner.	L. Mills Tuttle and Ann S. Tuttle, as co-trustees of the Ann S. Tuttle Revocable Trust

Purchase Price:	Fifty Cents ($0.50) a share

Expiration Date:	3:00 p.m.; Central time, December 30, 2009, unless terminated sooner under this Warrant.

This Warrant cancels and replaces in all respects that certain warrant issued to the Registered Owner to purchase 25,000 shares of the Company's Common Stock at $1.00 per share dated January 26, 2007 (the "Old Warrant"), including, without limitation, all of the Company's obligations under the Old Warrant, which will be marked as "cancelled" by the Company.

1.2 Company's Covenants as to Common Stock. Warrant Shares deliverable on the exercise of this Warrant shall at delivery, be fully paid and non-assessable, free from taxes, liens and charges with respect to their purchase. The Company shall take any necessary steps to assure that the par value per share of the Common Stock is at all times equal to or less than the then current Purchase Price per share of the Common Stock issuable pursuant to this Warrant. The Company shall at all times reserve and hold available sufficient shares of Common Stock to satisfy all conversion and purchase rights of outstanding convertible securities, options, and warrants.

1.3Method of Exercise; Fractional Shares. Subject to the provisions of this Warrant, this Warrant may beexercised, in whole or in part, at the option of the Registered Owner by (a) surrender of this Warrant to the Company together with a duly executed Exercise Form, and (b) payment of the Purchase Price. No fractional shares of Common Stock are to be issued upon the exercise of this Warrant. In lieu of issuing a fraction of a share remaining after exercise of this Warrant as to all full shares covered hereby, the Company  shall either (a) pay therefor cash equal to the same fraction of the then current Purchase Price per share or, at its option, (b) issue scrip for the fraction, in registered or bearer form approved by the Board of Directors of the Company, which shall entitle the holder to receive a certificate for a full share of Common Stock on surrender of scrip aggregating a full share. Scrip a may become void after a reasonable period (but not less than six.months after the expiration date of this Warrant) determined by the Board of Directors and specified in the scrip. In case of the exercise of this Warrant for less than all the shares available for purchase, the Company shall cancel the Warrant and execute and deliver a new Warrant of like tenor and date for the balance of the shares purchasable.

1.4 Adjustment of Shares Available for Purchase. The number of shares available for purchase hereunder and the Purchase Price per share are subject to adjustment from time to time by the Company as specified in this Warrant.

1.5 Limited Rights of Owner. This,#, arrant does not a ititle the Registered Owner to any voting rights or other rights as. a stockholder of the Comp any, or to any other rights whatsoever except the rights herein expressed. No dividends are payable or will accrue on this Warrant or the Warrant Shares available- for-purchase hereunder ur till and except to the extent that this Warrant is exercised.

1.6 Exchange for Other Denominations. This Warri nrt is exchangeable, on its surrender by the Registered Owner to the Company,for new Wan ants of like tenor and date representing in the aggregate the right to purchase the number of sf ares available for purchase hereunder in denominations designated by the Registered Owner at hie time of surrender.

1.7Transfer. Except as otherwise above provided, this Afarrant is transferable only on the booksof the Company by the Registered' Owner or by its at orney, on surrender of this Warrant, properly endorsed, provided, however, that any transfer or assignment shall be subject to the conditions set forth in Section 1.14.

1.8 Recognition of Registered Owner. Prior to due prf sentment for registration of transfer of this Warrant, the Company. .may treat the Register ad Owner as the person exclusively entitled to receive notices aindt~otherwise to exercise right; hereunder.

1.9 Effect of Stock Split, Etc. If the, Company, by stock dividend, split, reverse split, reclassification of shares, or otherwise, changes as a whole the outstanding Common  Stock into a different number or class of shares, then:

(a) the number and class of shares so changed shall, for the purposes of this Warrant, replace the shares outstandii me latpl'y prior to the change; and

(b) the Purchase Price and the number of shares availa )Ile for purchase under this Warrant, immediately prior to the date upon which the change r acomes effective, shall be proportionately adjusted (the price to .the nearest cent). Irrespe ,tive of any adjustment or change in the Purchase Price or the'ndmber of shares purchasal 111e under this or any other Warrant of like tenor, the Warrants theretofore and thereafter issue d may continue to express the Purchase Price per share and the nu~ C~tr of shares available fo - (purchase as the Purchase Price per share and the number of sfiar*s available for purcha iua were expressed in the Warrants when initially issued.

1.10 Effect of Merger, Etc. If the Company consolidates Arith or merges into another corporation, the Registered Owner shall thereafter be entitled on .-xercise of this Warrant to purchase, with respect to each share of Common Stock purchase ole hereunder immediately before the consolidation or merger becomes effective, the securities or other consideration to which a holder of one share of Common lt4s k is:entitled in the con! colidation or merger without any change in or payment in addition to thes.: Purchase Price in effi c:.,t immediately prior to the merger or consolidation. The Company shall take any necessary Steps in connection with a consolidation or merger to assure that all the provisions of this I V,arrant shall thereafter be applicable, as nearly as reasonably may be, to any securities or other consideration so deliverable on exercise of this Warrant. A sale or lease of all or st batantially all the assets of the Company for a consideration (apart from the assumption of oblit rations) consisting primarily of securities is a consolidation or merger for the foregoing purposes.

1.11 Notice of Adjustment. On the happening of an ev :rat requiring an adjustment of the Purchase Price or the shares available for purchase here under, the Company shall forthwith give written notice to the Registered Owner stating the ac jested Purchase Price and the adjusted number and kind of securities or other property avails )le for purchase hereunder resulting from the event and setting forth in reasonable detail the mi :thod of calculation and the facts upon which the calculation is baser!;.; The Board of Directors of the Company, acting in good faith, shall determine the calculation.

1.12 Notice and Effect of Dissolution. In case : voluntary or involuntary dissolution, liquidation, or winding up of the Company (other 1 'van in connection with a consolidation or merger covered by Section 1.10 above) is at any to ie proposed, the Company shall give at least a 30 day written notice to the Registered Owner. Such notice shall contain: (a) the date on which the transaction is to take piRce; (b) the record I I,:Mte (which shall be at least 30 days after the giving of the notice) as of which holders of Commi in Shares will be entitled to receive distributions as a result of the transaction; (c) a brief descrip ion of the transaction; (d) a brief description of the distributions to be made to holders of Comn oin Stock as a result of the transaction; and (e) an estimate of the. fair valuie of the distribU ions. On the date of the transaction, if it actually occurs, this Wa~rant and'all'rights hereunder shall terminate.

1.13 Method of Giving Notice; -Extent Required. Nc ticr;es shall be given by first class mail, postage prepaid, addressedI.to`Ihe Registered Owner a ithe address of the Owner appearing in the records of the Company. No notice to the Registers d Owner is required except as specified herein.

1.14 Warrant is Restricted: Exercise or Transfer W thout Registration. This Warrant and the Warrant Shares have not been registered under the >ecurities Act of 1933 (the "Act"); and are "Restricted Securities" as that term is defined in RL Is:~ 144 under the Act. The Warrants, and the Uz=a;A-- Rhares may not be `.offered _for_saie -sc Icll.-oroti:WC146a-transferred sexcep pursuant - - - e iV0 Registration Statemen -under a rsuant -to an exemption from registration under the Act, the availability of which k; to be established to the :satisfaction of the Company. If, at the time of the surrender of this Warrant in connection with any exercise, transfer, or exchange of this Warrant, this Warrant (or n the case of any exercise, the Warrant Shares issuable hereunder) shall not be registered tinder the Act and under applicable state securities or blue sky:.Iws, the_ Company may require, as a condition of allowing such exercise, transfer, or exgh..*~ge.

(a) that the Regisi aged Owner furnish to the Company a written opinion of counsel, whichi opinion and counsel a e: reasonably acceptable to the Company, to the effect that such exercise; transfer or excha ige may be made without registration under the Act and under applicable state securities or bit e sky laws, and (b) that the Registered Owner execute and deliver to the Company an invs stment letter in form and substance acceptable to the Company. The first holder of this Wa rant, by taking and holding the same, represents to the Company that such holder is acquiring This Warrant for investment and not with a view to the distribution thereof.

1.15 Underwriting Requirements. In connection wi h any underwritten public offering, the Company shall not be required to include any of the shares underlying the Warrants in such underwriting unless the Registered Owner ;accepts the terms of the underwriting as agreed upon between the Company and the underw,iters for the offering (which underwriters shall be selected by the Company).

1.16 Cashless Exercise. Notwithstanding anything t) the contrary herein, the

Warrants shall be eligible for "cashless exercise" if and only it

(a)  There is no effective registration statement in place with t N° Securities and Exchange Commission covering the Common SWc .K underlying the Warrants s nd the Common Stock has traded over $2.00 per share for five consecutive days; or

(b)  Any partially- or wholly-owned''sUbsidiary of the Compan r is sold or receives a cash payment exceeding $10,000,000 for either a-license fee or dispute rest It.dion.

If a cashless exercise is permitted under this section, the Registerec Owner may elect, in lieu of payment of the Purchase Price in cash, to convert this Warrant, in whole or in part, into a number of Warrant Shares determined by dividing (i) (A) the aggi egate Market Value of the Warrant Shares or other securities otherwise issuable upon exerc-;is : of this Warrant minus (B) the aggregate Purchase Price of such Warrant Shares, by (ii) the ht. arket Value of one Warrant Share. "Market Value" as of any date, means (x) the average of the lust reported sale prices on the principal trading market for the Common Stock for the five trading days immediately preceding the date of any such determination, or (y) if market value cannot be calculated as of such date on the foregoing basis, Market Value shall be the fair r iarket value as reasonably determined in good faith by the Board d Directors of the Company. For example, if a cashless exercise were permitted, the Market Valpe,.ora the date of exercise w a.s $3.00 per share, and the entire Warrant was being exercised on. ..date,, the Registered 0 rner could elect to exercise this Warrant for 166,666 shares of Commoid Stock on a cashless rasis [((200,000 x $3.00) - (200,000 x $0.50)), divided by $3.00 = 166,666 shares]. The manne r of determining the Market Value of the Common Stock set forth in the foregoing definition shec II apply with respect to any other security in respect of which a determination as to market value must be made hereunder.

1.17  Governing Law. THIS WARRANT SHALL BE GOVERNED AND

CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE I q TERNAL LAWS OF THE STATE OF_DELAWARE WITHOUT REGAR10 -Z0 CONTROLLING LAW.

1.18Amendments: This WWrant and, any provision it n <ay only be amended by an instrument signed by the Company and•the holder.

1.19 Severability and Savilip"'i) Clause. If any one or more of the provisions contained in this Warrant is for any reas6K(3):'otijdcted to, contested or challenged by any court, government authority, agency, department commission or instrumentality of the United States or any state or political subdivision thereof, ' `or any securitics industry self-regulatory organization (collectively, "Governmental Authority"), or (b) hel i to be invalid, illegal or unenforceable in any respect, the Company and the holder agree t ) negotiate in good faith to modify such objected to, contested, challenged, invalid, illegal or ur Bnforceable provision. It is the intention of Company and the holder that there shall be subst tuted for such objected to, contested, challenged, invalid, illegal or..urlenforceable provision a 1 revision as similar to such provision as may be possible and yet be: cp ptable to any objecting overnmental Authority and be valid, legal and enforceable. Further, should any provisions of this' 11'arrant ever be reformed or rewritten by a judicial body, those provisions as rewritten will be bindinc , but only in that jurisdiction, on the holder and the Company as if contained in the original Agreerr ent. The invalidity, illegality or unenforceability of any one or more provisions of this Warrant wi I not affect the validity and enforceability of any other provisions of this Warrant.

Dated this 21st day of May, 2007.

GABRIEL TECHNOLOGIES CORPORATION

By: /s/ T.J. O’Brien
Name: T.J. O’Brien
Title: Acting COO

ACKNOWLEDGEMENT:

Registered Owner hereby agrees and acknowledges that: i) Registered Owner is the sole legal and beneficial owner and holder of the Old Warrant, (ii) Registered Owner has not transferred or assigned the Old Warrant, or any interest therein, nor has it granted the power to do so to any other person or fiduciary, and (iii) Registered Owner will hold the Company, and all its successors, assigns and agents, harmless and shall indemnify and defend them from and -against all claims and legal actions, groundless and otherwise, and for all related costs, including reasonable attorney's fees, that:;rrray be incurred by reaE on of any of the foregoing being untrue.

ACKNOWLEDGED AND AGREED:
By: /s/ L. Mills Tuttle
L. Mills Tuttle and Ann S. Tuttle, Trustees
of the Ann S. Tuttle Revocable Trust Dated June 25, 2002